UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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RANGE RESOURCES CORPORATION

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Explanatory Note

ISS has issued a voting recommendation inconsistent with our Board of Director’s recommendation regarding shareholder proposal 4. Please read the attached letter. We urge you to vote AGAINST shareholder proposal 4 which requests the preparation of a report regarding fugitive methane emissions.

TO:	Range Resources Corporation Shareholders

FROM:	Rodney L. Waller

DATE:	May 14, 2013

RE:	Advisory Concerning ISS Proxy Recommendations

Trillium Asset Management on behalf of a shareholder, Patricia Baucom, who represents that she has owned the minimum required $2,000 worth of Range common stock for more than year, has filed a shareholder proposal concerning methane emissions. [Trillium Asset Management is shown in the 13(f) data base as owning 3,945 shares of Range common stock on its own behalf.] In addition, Trillium has filed as proxy soliciting materials a letter with the SEC arguing Range shareholders should vote FOR its Methane Emission shareholder proposal.

We want Range shareholders to understand that Proposal 4 in the proxy materials submitted Trillium is not a proposal from a Range shareholder who wants to see the Company continue to add shareholder value but is from a group that appears to have as its primary motive the destruction of shareholder value in companies in the natural gas value chain and are asking Range shareholders to pay for a fishing expedition to gather data to use against Range and the industry in what appears to be part of the overall tactic of a small group of activist organizations to attack the responsible development of fossil fuels. This is a stated objective of many of the organizations that Trillium supports and is a member and Trillium’s actions in connection with the submission of the subject proposal is consistent with this approach.

Range is proud of the contribution the Company has made toward the safe, responsible development of natural gas has made toward GHG emissions reduction over the last six years. As stated in our proxy when using the EPA prescribed measurement protocol, our outside consultants calculate that Range’s potential GHG emissions are 0.25% (one quarter of 1%) of our annual production based on our EPA measurements for the 2011 calendar year (latest data available). In addition, Range has attempted to keep our shareholders informed of our progress in reducing our environmental footprint in our Form 10-K filings, our website and in virtually every investor presentation given. This is done as part of our focus on our core operating principles and is part of our Company culture and not just to check a box.

As pointed out in the response to Proposal 4, using the EPA prescribed methodology on measuring GHG emissions associated with Subpart W disclosures (for all five areas covering our entire company’s operations rather than just the two areas that rose to the EPA reporting levels), Range’s potential GHG emissions would equate to only 0.25% (one quarter of 1%) of our annual production. The shareholder proposal recommends for the Company to detail the composition of this equivalent 0.25% of our annual production and has requested in other correspondence to theorize some undefined “worst case” scenarios which we believe would be used by activists like Trillium to the detriment of Range and the industry. The shareholder proposal is structured in a typical activist format so that the specific request for a report appears to be a reasonable undertaking and is not subject to exclusion. However, much of the content of the proposal is baseless and misleading in the circumstances. The specific proposed report requested under the shareholder proposal asks Range to “include methane leakage rate as a percentage of production.” Range has already disclosed the latest data available of 0.25% or one quarter of 1% of our annual production. Range firmly believes that the disclosure of the one quarter of 1% of our annual production metric should “allow shareholders to assess relevant company performance” as to potential GHG emissions which was cited by ISS Proxy Advisory Services (“ISS”) as a key reason for ISS’s recommendation to vote FOR the shareholder proposal.

ISS Review Process for 2013

For our shareholders who utilize ISS recommendations as a guide for their proxy voting process, Range would direct you to the attached memo furnished to ISS providing our comments to its draft proxy recommendations. ISS provides companies included in the S&P 500 twenty-four hours to comment on their proposed report. As shown in our comments, Range believes that ISS’s recommendation FOR the shareholder proposal is in violation of ISS’s own stated policies.

Although Range requested a short follow up conversation with ISS about its recommendation on the shareholder proposal given its seriousness, ISS did not honor the request.

[Range’s email request 5/6/13]

Dear ……. and ………., attached are our comments. Hopefully we can have a short discussion after you have had time to review our concerns and suggestions.

Thank you for allowing us to review prior to publication.

[ISS email response 5/6/13]

Thank you, ………., we appreciate your reviewing the draft. We will consider the comments carefully and incorporate into our analysis as warranted. We will get back to you if we feel a conversation is needed, but please note this is the absolute height of proxy season, so, as we state in our cover letter, “only truly exceptional situations will warrant engagement”.

[Range email response 5/6/13]

I really understand the height of the season. However, given your recommendation on the GHG shareholder proposal, we would really like to discuss that issue since Range has been an industry leader on so many environmental issues in the past. I think your policies are right on point for this issue with Range and I hope that you will be able to see our situation within that context of your policies.

In our opinion, ISS’s objective should be to get the facts and reach an objective conclusion on each matter it recommends a vote whether FOR or AGAINST. Unfortunately, we believe that ISS’s objective was to issue a report supporting the Trillium proposal regardless of ISS’s policies and regardless of the steps taken by Range. ISS’s response to Range’s comments on the draft ISS report was:

[ISS response 5/8/13]

“We carefully considered your comments on the methane emissions proposal. Because much of the information in your response is not available publicly, we are unable to act on it. If you were to publish this information in the future, we will always consider a recommendation in light of new material facts.”

All the material included in our response was “published” on our website; such information is still posted on our website and some was included in the response in the proxy itself. Therefore, ISS’s statement that it was “unable to act on it” is in direct conflict with its later Proxy Alert on May 10th below which stated that ISS considered the information and it carried no weight in their analysis. We ask you as shareholders to review this material attached or on our website. This is one of the most complete discussions of potential GHG emissions by any energy company and how the Company addresses potential GHG emissions in its actual operations in the field.

[Range response 5/8/13]

All that information is on the website. Check under Environment tab then air quality.

I would have thought that on this serious of a matter of the proposal that a courtesy call would have confirmed the facts before you published your report.

Also your 88% figure of directors owning stock is incorrect. Ms Lowe has owned the shares for a while. She was not elected until April 1st. So if you want to use record date for your box info, then she was not elected yet and all directors owned shares.

ISS then on May 10th issued an alert on Range’s proxy recommendations.

[ISS email 5/10/13]

Attached please find the proxy alert that has been issued on your company. Please note that a proxy alert is structured as an overlay on top of the original analysis; the first few pages show the updated information and any related vote recommendation change, but the original analysis lies underneath, and will continue to reflect the original information. This allows our clients to see the original report and the changes in one document.

[ISS Proxy Alert Message 5/10/13]

As stated on page 60 of ISS’s 2013 U.S. Proxy Voting Summary Guidelines dated January 31, 2013 : (emphasis added)

Generally vote FOR proposals requesting a report on greenhouse gas (GHG) emissions from company operations and/or products and operations, unless:

•

The company already provides current, publicly-available information on the impacts that GHG emissions may have on the company as well as associated company policies and procedures to address related risks and/or opportunities;

•	The company’s level of disclosure is comparable to that of industry peers; and

•	There are no significant, controversies, fines, penalties, or litigation associated with the company’s GHG emissions.

Range continues to believe that ISS’s recommendation FOR the proposal is direct a violation of its own published policy. ISS spends more space on page 23 of its recommendations in discussing other Trillium methane emissions shareholder proposals filed with other companies and another activist’s proposal on the same subject than Range’s specific company disclosures on GHG emissions, how Range has approached reducing such potential emissions and the estimated quantification of such potential emissions in the recommended unit of measurement as requested in the shareholder proposal.

What about GHG emissions in the US?

Given all the rhetoric about potential GHG emissions, what are the facts? The latest revised estimates from the EPA released April 15, 2013, shows a significant downward adjustment in their data back to 1990. The follow excerpt from Energy in Depth summarizes the findings as to natural gas systems. (Source: http://www.energyindepth.org/epas-massive-downward-revision-of-methane-emissions/)

One of the subjects that seems to have captivated the welter of reporters and bloggers now writing on shale, natural gas and climate on a fairly regularly basis is the infamous “methane leak” issue. Namely: How much of it is “leaking” from natural gas systems? And at what rate does natural gas lose its greenhouse gas advantages under a scenario in which fugitive emissions continue to increase?

New data from the U.S. Environmental Protection Agency may not answer all of those questions in a comprehensive fashion, but they do strongly suggest that activists’ arguments about “the methane problem” for natural gas development are without merit. They also suggest that methane emissions aren’t increasing it at all. They’re decreasing, actually — even as more wells and greater production come online.

The new data come from the EPA’s latest Greenhouse Gas Inventory, which was released earlier this week. You can read EPA’s release here and the full report here. The most notable part of the Inventory – in addition to the admission that, thanks to natural gas, U.S. GHGs declined once again – was the downward, post-hoc adjustment of the agency’s previous methane emission estimates from natural gas systems.

The chart below details what EPA found with respect to methane emissions from natural gas systems in this year’s report compared to the figures it used in last year’s report:

	1990	2007	2008	2009	2010
2012 report :	189.6	205.3	212.7	220.9	215.4
2013 report :	161.2	168.4	163.4	150.7	143.6

Diff. (raw) :	28.4	36.9	49.3	70.2	71.8
Diff. (%) :	15%	18%	23%	32%	33%

(All raw numbers listed in million metric tons of CO2 equivalent)

So, then: what do all these data mean? Three things jump out immediately.

The first is that EPA’s 2012 report attempted to argue that methane emissions had increased every single year from 1990 through 2009, with a slight decline in 2010. But revised data issued in 2013 demonstrate precisely the opposite: in fact, there has been a significant and consistent decline in total methane emissions since 1990. Last year’s report suggested an increase in methane emissions of 14 percent since 1990. EPA’s new data show a decline of 11 percent.

The second is that EPA’s 2013 data show an increasing gap between agency estimates in 2012 and what it released this year – and always in the direction of fewer emissions. This suggests, at a minimum, that EPA’s original data set was deeply flawed (more on that in a moment).

The third point is that methane emissions are falling even as natural gas production continues to increase dramatically. Since 1990, U.S. natural gas production has increased by 38 percent. Since 2007, it has increased by 26 percent. There is simply no credible explanation for this divergence – more wells, greater production, fewer emissions – other than the role that significantly and consistently improving technologies continue to play in making the development process safer, cleaner and more efficient.

Indeed, for the narrative to be true that natural gas systems have a “leakage” problem in the United States, we have to exit the realm of fact-based reality and enter the world of baseless assumptions: We have to assume, for example, that the same technologies that reduced emissions by 11 percent even as production expanded by 38 percent are also somehow mysteriously leaking like uncontrolled sieves across the country. But, looking at this data, can anyone really believe that?

Trillium Proxy Soliciting Materials –

As to Trillium’s letter filed with the SEC for proxy soliciting purposes, Trillium takes advantage of the ISS report with an artfully crafted letter utilizing all of the negative misinformation produced by groups whose objective is to eliminate fossil fuels without providing a commercial substitution that would not impose a huge financial burden on our fellow Americans, destroy millions of jobs and eliminate any near term possibility of America becoming energy independent with all its economic and political ramifications. Range believes that natural gas has already demonstrated that its use can dramatically reduce our existing GHG emission levels until other cost effective non-fossil commercial alternatives can be developed. Each of the sources cited by Trillium has largely been publically rebutted by academic and regulatory authority experts highlighting the fundamental flaws in their analysis. If our shareholders would like access to those studies which refute the public misinformation cited in Trillium’s letter, please look at our website and Energy in Depth’s website at www.eneryindepth.com. Clearly Trillium has the right to portray their position in any way that they wish. However, shareholders should be trying to make informed decisions based upon the facts. Clearly the Trillium letter has no intention to present to Range shareholders the facts since Trillium does not even refer to any opposing views in their letter even if the public rebuttal has been furnished from the same academic source with more relevant modern data. (Howarth report

http://www.energyindepth.org/epas-massive-downward-revision-of-methane-emissions/ ) As fossil fuel opposition groups interject misinformation into the market and the public arena, it seems disingenuous for the same fossil fuel opposition groups to then claim that there is investor confusion in the market. If Trillium is truly interested in seeking the facts and solutions about potential GHG emissions, Range believes that its approach would be dramatically different. As fossil fuel opposition groups have infiltrated otherwise factual seeking policy groups, the industry has seen such information misused internally and externally by the fossil fuel opposition groups to meet their own agenda. As our shareholders may be aware, Devon Energy withdrew from the STAR program, cited by Trillium in their proposal, due to the misuse of the STAR data submitted by the industry by the EPA to “prove” positions which consistently were inaccurate. The STAR program was an energy industry, NGO and governmental agency group focused on targeting ways to reduce potential GHG emissions and developing industry best practices. Range discontinued its participation in the Carbon Disclosure Project in 2012 due to built in biases to the data input questions which would result in the wrong conclusions and without in depth technical knowledge lead to misinformation instead of factual data collection to be used by the industry and others in addressing carbon issues.

Range asks its shareholders to consider whether a proposal from an activist group using a stockholder with the $2,000 minimum of invested capital to file a shareholder proposal is really looking out for the shareholders or simply working its own agenda contrary to the Company’s best interests? ISS’s recommendation of such a proposal, we believe, is similarly not in the best interests of our shareholders and raises the question as whose interest is ISS looking out for – their clients who in many cases have substantial positions in Companies like Range or the activist groups who submit GHG proxy proposals?

Range is proud of the way in which it publicly discloses how Range is addressing our potential GHG emissions and has significantly reduced any potential GHG sources. It is unfortunate that Range has worked so hard to seek scientifically supported facts to eliminate the fear tactics employed by so many groups to work against fossil fuels to have such groups continue to introduce more fear after the facts are already on the record. Our efforts have brought clarity to many issues and promoted best practices that have brought significant improvements to our industry and nation. Range was the first company to publicly disclose the composition of our frac fluids. That best industry practice is now commonplace and states have adopted disclosure requirements that mirror Range’s voluntary disclosure. Trillium’s reference to the Parker County Texas methane in water wells, demonstrates Trillium’s complete absence for seeking the facts and injecting misinformation and innuendo to reach their objective. The record is clear that Range’s public reputation was damaged by false information disseminated about Range associated with the presence of methane in the subject water wells. Range was pleased that when the national EPA office reviewed the “facts” of the emergency order issued by EPA Region 6 office in Dallas, the order was withdrawn. The Railroad Commission fully investigated this issue and Range was completely exonerated. The EPA Region 6 office opted neither to participate in the hearings nor to present any information about the case. Although all the data presented at the Railroad Commission hearings were furnished to the EPA, the EPA did not submit any data to the investigation. The findings of the Commission demonstrated that methane in the water wells were present before Range drilled any wells in the area and the methane came from the shallow Strawn formation. The only mention of these facts by Trillium were framed in a way to infer that Range was still responsible for these issues even with the overwhelming factual expert testimony supplied to the Railroad Commission and the testimony and photographs from the actual water well driller showing flames coming from water wells drilled in the area, some as close as 800 feet to the individual’s property, prior to any wells being drilled by Range. Range spent millions of shareholder’s dollars to defend the shareholders from the potential multi-million dollar fines attempting to be assessed by the EPA Region 6 and Trillium’s attempted use of this situation to support its proposal only serves to demonstrate the misalignment between Trillium and the Company’s real stockholders.

Range urges all of its shareholders to fully consider the motivation of the Trillium proposal, the impact on the value of your investment in Range and whether Range is, in fact, addressing any potential GHG emissions in a businesslike and prudent manner. As we have always stated, Range and its management is fully available to discuss any shareholder concerns about any environmental, social or operational issue at any time as long as we are using scientific facts and trying to find a reasonable solution. A formal proxy shareholder proposal is not necessary if the objective of the shareholder is to simply get the facts. We talk to shareholders and potential investors every day and we enjoy the transparency we demonstrate regarding our environmental record.

We urge our shareholders to vote AGAINST item 4. If you would like to discuss any of these matters, please do not hesitate to call me at 817.869.4258 direct or 817.988.8019 cell.

Sincerely,

Rodney L. Waller

Senior Vice President

TO:	ISS Proxy Advisory Services

FROM:	Rodney L. Waller

DATE:	May 6, 2013

RE:	Comments from Review of Preliminary Review of ISS Proxy Analysis

Below are our review comments from the preliminary draft of ISS’s Proxy Analysis for Range Resources Corporation. We appreciate your courtesy in allowing us to review your report prior to issuance. In your cover email with the draft of your report, in item 4 you state that you would consider discussing your report after receiving our written comments. We would certainly appreciate the opportunity to better understand your policies and report by being able to discuss our comments further. My direct number is 817.869.4258 and my cell phone is 817.988.8019. I know others in the Company would benefit from a discussion with ISS. Please let me know when there would be a convenient time to set up a call.

Item 4: Shareholder Proposal on Reporting Methane Emissions –

ISS’s stated policy for GHG proposal on pages 60-61 of your “2013 U.S. Proxy Voting Summary Guidelines” states the following: (highlighting added)

“Generally vote FOR proposals requesting a report on greenhouse gas (GHG) emissions from company operations and/or products and operations, unless:

•

The company already provides current, publicly-available information on the impacts that GHG emissions may have on the company as well as associated company policies and procedures to address related risks and/or opportunities;

•	The company’s level of disclosure is comparable to that of industry peers; and

•	There are no significant, controversies, fines, penalties, or litigation associated with the company’s GHG emissions.

Vote CASE-BY-CASE on proposals that call for the adoption of GHG reduction goals from products and operations, taking into account:

•	Overly prescriptive requests for the reduction in GHG emissions by specific amounts or within a specific time frame;

•	Whether company disclosure lags behind industry peers;

•	Whether the company has been the subject of recent, significant violations, fines, litigation, or controversy related to GHG emissions;

•	The feasibility of reduction of GHGs given the company’s product line and current technology and;

•	Whether the company already provides meaningful disclosure on GHG emissions from its products and operations.”

* * * * * *

As stated by ISS in its Guidelines, ISS has a bias to vote FOR any GHG proposals unless certain conditions apply as highlighted above.

1.	As to item one, ISS has already stipulated that Range has set forth certain information on their website, annual reports and its response in the proxy.

2.	As to item two, Range believes that its disclosures are comparable to industry peers. Especially when an investor realizes that the GHG emissions when quantified under Subpart W of the EPA regulations that Range’s GHG emissions would be 0.25% (one-quarter of 1%) of its total annual production.

3.	As to the third condition, Range knows of no fines or suits in regard to its GHG emissions.

Based upon ISS’s own policy, the GHG proposal should not automatically be recommended FOR by ISS and should be looked at on a case-by-case basis. When the total facts and disclosures are considered, Range would submit as we have in our proxy response and website that our potential GHG emissions have always been small associated with Range’s operations but Range has worked over the last five to six years to make it even smaller. Range has focuses more of its time and efforts on more impactful environmental issues associated with water usage, fracturing additives and community impact. GHG emissions could be a significant issue in the pipeline, processing and petrochemical businesses but with Range in the production segment of the business, it is a very small portion of our environmental impact. Therefore, we believe it is a misalignment of shareholder resources to specifically focus on this issue rather than the broader issues which have a greater potential positive impact on environmental improvement. Bottom line, required attention to this small issue diverts the Company’s attention from more significant issues.

Background Information

While natural gas development presents tremendous benefits to dramatically improve air quality through increased usage of the clean-burning fuel in power generation and transportation, we must remain diligent in the development of this resource. Years of experience and extensive studies show that the air quality surrounding natural gas operations is safe and rules that regulate this activity are sound. Recently, the Energy Information Administration announced that energy-related emissions of carbon dioxide have fallen 12% between 2005 and 2012 and are at their lowest level since 1994.

Additionally the EPA says releases of toxic air pollutants were down 13.8% in 2011 in Maryland, Delaware, Virginia, West Virginia, Pennsylvania and the District of Columbia compared to 2010. Nationwide, total toxic air releases dropped 8 percent from 2010; the dramatic reductions according to the EPA are a result of new regulations placed on coal fired power plants and the significant shift towards more natural gas in power generation.

In 2013 the EPA indicated that while natural gas production has increased nearly 40% since 1990, total potential methane emissions from the production of natural gas has fallen by 20% during that same period time, due to a combination of new technologies and regulations.

According to the Pennsylvania Department of Environmental Protection, using just the sulfur dioxide reductions from using natural gas instead of coal, and using the EPA damage calculations, which examines fewer sick days, lower health care costs, longer life expectancy, and other factors, the rise in natural gas use generates approximately $14 to $37 billion in annual public health benefits.

Range Resources aims to lead industry in best management practices in a variety of areas, including reduced emissions in all field operations. As part of Range’s commitment to being good stewards of the environment and the communities in which we operate, Range has identified several steps in its Zero Vapor Protocol operations to reduce emissions and have worked to share these practices with other operators through organizations like the Marcellus Shale Coalition.

Utilizing natural gas is also very important to Range and its efforts, which is why we have recently purchased the largest off-the-line CNG vehicle fleet in the country, as well as developing LNG technology to utilize in field operations.

In many cases, the following steps not only reduce emissions, but allow for increased production and positive economic impact on the company’s bottom line.

Drilling

During temporary drilling operations, Range utilizes multiple well-casing strings to isolate the wellbore. Range has upgraded its protocol to fully-cement all of the multiple well casing strings to surface. This practice is designed to increase well integrity and to greatly reduce or eliminate stray or shallow gases from entering the wellbore.

Flowback

Following hydraulic fracturing or completion of a well, temporary flowback operations will begin to recover and separate fluids (naturally occurring liquid hydrocarbons and produced water) and natural gas from the wellbore through a closed loop system. Production will begin through temporary flowback equipment, part of which is a zero-vapor unit designed to eliminate the need for well-flaring and insert produced gas into the sales pipeline.

Water Transfer

Range has instituted a comprehensive water management plan, which includes ways to reduce potential emissions, community impacts, and consumptive water needs as part of our ongoing operations. This plan allows Range to transport a significant amount of water for completions through temporary and permanent water lines.

Additionally, when trucks are used during water transfer, Range has enforced reduced idling time and is satellite-tracking all vehicles to ensure the most efficient operations possible.

Well Site Production Facilities

While various steps have been taken to reduce Range’s impact during temporary operations, the company has gone above and beyond regulations to outfit the permanent production facilities with the best operating procedures in regards to eliminating potential emissions. Most notably, all facilities are visually inspected on a daily basis, continuously monitored remotely and equipped with systems designed to shut down operations should any detection be identified.

Range has tested 100% of its producing wells in Pennsylvania, all of which were well below the lower state limit. Range is not required to perform any additional tests on those wells because they were under regulated limits; however the company continues to test more frequently than required as part of our regular operations.

Many of the latest facility designs allow for on-site gas recovery to reinsert the produced gas into the production and sales lines. In instances where vapors cannot be recovered, on-site enclosed burner units safely eliminate vapors via high-destruction efficiencies.

A variety of measures are taken on the permanent production facilities to eliminate vapor and recover gases. All on-site personnel and regulatory staff are equipped with monitoring devices to detect any vapors.

Range has taken many redundant safety procedures to ensure the most efficient gas production locations possible, including:

•	Installing gas detectors on well sites to monitor for emissions and alarm to operators. If gas levels exceed a specified limit, the system will automatically shut down all wells;

•	Installing closed vent systems and vapor recovery compressors on all storage tanks to increase gas recovery value and prevent potential gas emissions;

•	Installing enclosed flares as backup to vapor recovery compressor, designed with 99.9% efficiency to destroy any potential vapors;

•	Installing condensate stabilization system designed to improve condensate volume yield, increase condensate value, while reducing potential tank vapor emissions and vapors lost during transit;

•	Installing guided wave radar level transmitters in storage tanks to reduce manual tank gauging emissions;

•	Revising the American Petroleum Institute (API) standard thief hatch flange on storage tanks to improve sealing performance and reducing potential vapors;

•	Using low bleed controllers to reduce venting of instrument gas;

•	Connecting tank truck vapor emissions to vapor recovery and enclosed flare systems to reduce or eliminate potential emissions during condensate truck loading;

•	Performing pressurized air leak test on all equipment before startup and inspect all connections with FLIR camera or combustible gas detector after startup;

•	Installing burner management systems to ensure units are lit and operating most efficiently;

•	Installing low liquid level alarms in separators to alert operations of malfunctioning liquid level controls and prevent gas from being sent to tank battery;

•	Conducting leak detection surveys with gas detector on all equipment;

•	Monitoring tank vapor space pressure and alarm if pressure causes venting devices to open;

•	Installing two pressure sensors and two well shut down valves to prevent overpressure from activating pressure relief valves;

•	Minimizing use of temporary equipment and connections to prevent potential leaks;

•	Maximizing use of welded connections to reduce potential leaks; and,

•	Using combustion analyzer to properly tune all burners for peak efficiency.

Range is proud of our GHG emissions reduction achievements over the last six years. As stated in our proxy when using the EPA prescribed measurement protocol, our outside consultants calculate that Range’s GHG emissions are 0.25% (one quarter of 1%) of our annual production based on our EPA measurements for 2011.

Therefore, we urge ISS to focus on its policy for CASE-BY-CASE proposals. One of the stipulated conditions on looking at case-by-case proposals (as highlighted above) is whether feasibility of reduction given the company’s product line. Range would submit that the Company focusing on an issue to reduce its current exposure of 0.25% (one-quarter of 1%) of its annual production to a lesser amount or to set a target for its reduction is clearly unwarranted under ISS’s own policy. A shareholder proposal to focus corporate attention and funds on this exposure is an example of a proposal where the proponent has made a cursory review of the issue rather than focus on the specific company circumstance. When the proponent was informed of the facts, the proponent refused to withdraw the proposal in pursuit of quantifying the potential emissions associated with the entire broader cycle and industries that Range has no control, no data and no process to obtain such data.

Secondarily, ISS cites the SEC’s Interpretive Guidance on disclosure regarding Climate Change (Release 2010-15) as a standard for possible disclosure in this instance. Range and its outside counsel have reviewed the SEC’s Release 2010-15 and feel that Range’s existing disclosures meet those requirements and no such study as the proponent’s outline in their proposal rise to the credibility of the requirements by Release 2010-15 since the item under consideration currently is estimated to constitute 0.25% (one-quarter of 1%) of our current annual production.

Trillium Asset Management in its proposal as cited in your analysis correctly states, “These emissions can occur from the natural gas production through distribution and are not rigorously regulated, monitored, or disclosed.” Range disagrees with the proponent’s statement (which is unsupported) that natural gas distribution systems are not rigorously regulated or monitored. Range agrees with the proponent’s statement that “through distribution” emissions could occur. The fact is that Range is NOT in the natural gas distribution business. The proponent’s proposal is targeting the wrong business segment of the natural gas product cycle and the minimal disclosure by Range and its peers is a result of the abundance of disclosures on more significant environmental issues that really impact our businesses that shareholders would like to know about.

Range believes that it properly focuses on those issues that are germane to its business. In fact, Range has been an industry leader in being the first company to publically disclose the contents of its fracturing fluids in 2010. Now it is a common industry practice. Range was the first proponent for the cementing of casing from the bottom of the well to the surface to isolate any shallow gas bearing zones for potential futive emissions in 2008. The State of Pennsylvania now requires all operators to use our casing cementing protocol. In 2009 Range started water recycling for its frac operations which was believed within the industry not to be feasible. Now almost all operators are recycling their water and it is the preferred method by the Pennsylvania Department of Environmental Protection agency.

Range respectfully requests, ISS to reconsider its support of item 4 on the Shareholder Proposal concerning methane emissions or, if ISS continues to recommend support for item 4, that ISS include in its recommendation discussion as to its apparent disregard for its own policies on this matter.

Item 2. Advisory Vote to Ratify Named Executive Officers’ Compensation –

Selection of Peers

Range believes that ISS mistakenly uses “revenue” as a metric to gauge peer size. Revenue does not equate to shareholder value created. Range and its Compensation Committee uses market capitalization as a better indication of value inherent in the business and something directly related to the accumulated value accrued by shareholders. Using market capitalization, Range generally is at the mid-point of Range’s selected peer group for those comparable E&P companies with higher and lower market capitalization. We have attached the spreadsheet analysis that was used for the last three years in the selection of Range’s E&P peer group (see spreadsheet attached).

(Page 14 ISS Recommendation Report) Certain of the ISS Selected Peers are not deemed to be “peers” to Range as an exploration and production companies. Three companies are Master Limited Partnerships involved in the midstream infrastructure sector of the energy industry that target 15% to 20% rates of return which are focused on distribution yield and are not subject to Federal income taxes since they are partnerships and not corporations – Magellan, PVR and MarkWest. Midstream companies are structurally and economically different entities. Their revenue streams are derived from long-term construction projects tied to long-term take-or-pay contracts, rather than the steady identification and economic development of natural resources. Risks, investors, economics, lending criteria, etc. all are different and, therefore, Range believes such entities would not be appropriately included in the same peer group for purposes of performance evaluation. Rowan is a drilling service provider which is in a totally different oilfield service sector of the energy business based on signed drilling contracts from E&P companies. Energen is a natural gas utility (market capitalization of

$4 billion) which is developing an E&P presence, again largely in a totally different sector of the energy business focused on dividend payout growth. In fact, sell-side investment banking firms do not even utilize the same analysts in understanding and comparing exploration and production companies and these other sectors within the energy business. Energy XXI is an exploration and production company with a market capitalization of $1.8 billion. Range would be 5 to 6 times larger than Energy XXI.

ISS- Selected Peers	Energen Corporation Magellan Midstream Partners, L.P. PVR Partners, L.P.	Energy XXI (Bermuda) Limited MarkWest Energy Partners, L.P. Rowan Companies plc

Range requests that ISS change its peer group to a more representative group of E&P companies. However, understanding that this would be a major policy change across sectors for ISS, Range respectfully requests that some explanation as to Range’s perspective and practice be noted in the ISS discussion rather than the reader of the report be left in the dark with no explanation as to why the two different approaches exist. Range believes that the clients and readers of ISS’s report should be given a transparent view of the two approaches so that the clients and readers can make an informed decision as to their view on the matter.

Weighting for Incentive Payouts

ISS shows on page 15 of the ISS Recommendation Report that the weighting for the incentive payouts are “ND” or not disclosed. On page 26 in the proxy, the weighting of the incentive payout criteria is discussed.

“For 2012, the annual incentive payout percentage was a weighted average of the payout percentage for each category using the percentages set forth below in the table for 2013 as the weighting is the same for 2012 as for 2013.

Criterion	Weighting
Finding & development costs	30%
EBITDAX	10%
Production growth per share	15%
Reserves growth per share	15%
Relative stock price performance	15%
Absolute stock price performance	15%

Therefore, Range requests that ISS should correct its table on page 15 with the weighting percentages shown above.

Stock owned by Directors

Range filed a Form 3 for its new director Mary Ralph Lowe on April 1, 2013 that she beneficially owned 2,500 shares of Range when she was elected to the Board of Directors. The Form 3 is available on our website or the SEC Edgar system. Therefore, technically all directors of Range own common stock in the Company. Therefore, ISS’s table on page 4 showing 88.9% of directors owning stock should be revised to 100% along with the table on page 6 as to Mary Ralph Lowe for 2,500 shares. Given Ms. Lowe’s recent election on April 1, 2013, Range would prefer that her recent election information be shown in a footnote for both tables.

The table on page 53 of Range’s proxy was based on data as of March 26, 2013 which was the record date for the annual meeting. Ms. Lowe was elected as a director on April 1, 2013.

Range requests that tables on pages 4 and 6 be updated with Ms. Lowe stock ownership and ISS’s summary analysis of the percent of directors owning Range common stock.

Key Takeaways Summary

In several places, ISS has the following comments:

“A vote FOR the say-on-pay proposal is recommended. While equity awards are time-based, they are granted based on prior year’s performance. The company’s deliberate targeting of pay at levels reflecting the company’s performance against peers raises some concerns due to the inclusion in their peer group of much larger peers.” (Note: ISS uses revenues rather than market capitalization.)

Range’s total compensation comparison to peers is all based on prior year’s performance in order for the Compensation Committee to have available comparable audited results for all peers and the Company. Otherwise, the specific measurable performance criteria used by the Committee would only be preliminary or not available. Therefore, all executive compensation is delayed into the next year for all aspects of their compensation except for the 162(m) incentive cash payouts which are paid in February following the year being reviewed. The Committee has always used, in their opinion, the most critical key performance indicators of what an E&P company should accomplish to build shareholder value consistently each year. How Range performs should be measured against its peers rather than subjective measurements set by the Committee.

Range has to compete with larger peer companies for talent, prospects, infrastructure and markets. Therefore, including larger peers for actual results in determining Range’s actual performance compared to the peer group for the year, one should equitably also include the same peers for compensation analysis. Generally speaking, any level of compensation which is an outlier in the peer group whether larger or smaller is excluded by the Compensation Committee in determining individual awards or benchmark averages.

Range respectfully requests that these statements be clarified since the Compensation Committee’s actions and policies are more conservative and restrictive than the peers. ISS’s statements infer that there is some fundamental flaw in the logic used by the Committee which we believe is misleading to your clients and other readers. Range may have a different approach than what ISS would envision but Range’s approach is methodically thought out to measure tangible shareholder value created each year.

Pledging of Shares by Executives

ISS makes several comments about the pledging of Range common stock by executives. The Company’s established policy allows only 75% of any stock holdings to be pledged. Given that executives on average hold common stock that have 63X more value than their base salary, some latitude has to be granted the executives or the only alternative is for the executives to sell their Range common stock which would weaken their alignment with shareholders.

On page 53 of the Range proxy, the total number of shares owned by each director and Named officers is listed. Looking at the total holdings and the shares pledge for each of the individuals, the correct pledged shares as a percentage of ownership are shown below. ISS did not include Deferred Compensation shares which are included in the Named Officers Form 4. Total ownership is clearly laid out on page 31 of the Proxy.

Pinkerton – 19%; Manny – 26%; Stephens – 31%

Range respectfully requests that the percentages be corrected as to the percentages of shares being pledged which conforms to the total shares owned as shown in the individuals Form 4 records. Range also believes that is proper to note for Mr. Manny that, although Mr. Manny has a line of credit, there are no amounts drawn under the line and, therefore, there are no potential negative connotations of shares being pledged.

Red Flag Concerns over Compensation

On page 8, ISS shows three red flags concerning compensation which we can not find an explanation of the concerns – Pay for performance, Use of Equity and Equity Pay Risk Mitigation. ISS’s link to its policy for the QuickScore does not give any tangible explanation as to why Range would have three red flag concerns to the reader of ISS’s recommendations. Range would like to see some explanation as to why the red flags were assessed so that Range, your clients and readers would have a clear basis to agree or disagree with the ISS assessment.

Range’s ISS assigned QuickScore for Governance overall is 7 with 10 being high risk. On the four QuickScore analyses on page 8 for Governance, ISS gave Range 1 ratings for Shareholder Rights and Audit, a 7 for Board and a 9 for Compensation. Range can not find any explanation for the relative high rating for Board with no stars or red flags indicated. If Range cannot locate an explanation to your assessment in the link in your recommendation, we do not believe that your clients will be able to discern your rationale either.

Range respectfully requests that some explanation for your rating be given along with specific concerns that ISS may have in regard to each measurement. Otherwise, the ranking would appear to be a blackbox calculation with an arbitrary result based on undisclosed metrics which would not be beneficial to your clients in attempting to understand your report.